Exhibit 23

LIST OF SUBSIDIARIES

	Name	Place of Organization
1.	Harbin Zhong He Li	Heilongjiang Province
	Da Jiao Yu Ke Ji	The People’s Republic of China
You Xian Gong Si

2.	Heilongjiang Zhonge	Heilongjiang Province
	Education Training	The People’s Republic of China
Center

3.	Harbin Zhonghelida	Heilongjiang Province
	Educational Technology	The People’s Republic of China
Company Limited